UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Royal Caribbean Cruises Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 31, 2012

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., Eastern Daylight Time, on Thursday, May 31, 2012 at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida, 33131, for the following purposes:

1.	To elect four directors to our Board of Directors for a term of three years each;

2.	To hold an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

4.	To consider and act upon the shareholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 2, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

This year we will again take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials, unless they previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to vote as soon as possible by Internet, telephone or mail so that your shares may be voted in accordance with your wishes. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the annual meeting.

April 17, 2012	Bradley H. Stein
General Counsel and Secretary

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 31, 2012

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida, 33131, on Thursday, May 31, 2012 at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” the “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process should expedite shareholders’ receipt of these materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about April 17, 2012, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this proxy statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com.

GENERAL INFORMATION

Who May Vote

Each share of our common stock outstanding as of the close of business on April 2, 2012 (the record date) is entitled to one vote at the Annual Meeting. At the close of business on April 2, 2012, 217,839,113 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a broker, bank, or other nominee. There are some distinctions between shares held of record and shares owned beneficially as described herein.

Shares held of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Royal Caribbean. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading “How to Vote.”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting.

Requirements to Attend the Annual Meeting

You are invited to attend the Annual Meeting if you are a shareholder of record or a beneficial owner as of April 2, 2012. If you are a shareholder of record, you must bring proof of identification such as a valid driver’s license for admission to the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either your proxy card provided to you by your broker or a copy of your brokerage statement showing your share ownership as of April 2, 2012.

How to Vote

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted:

•	FOR the election of the four nominees for director named below (Proposal No. 1);

•	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 3); and

•	AGAINST the shareholder proposal (Proposal No. 4).

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in the name of a broker, bank or other nominee, and you do not instruct the nominee in a timely fashion how to vote your shares (so-called “broker non-votes”), the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. Proposal No. 3 regarding the ratification of the auditors is a routine proposal and, accordingly, your nominee may vote on such proposal even if it does not receive voting instructions from you. Your nominee cannot vote on Proposals No. 1, 2, or 4 without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

We will hold the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are represented at the Annual Meeting in person or by proxy. If you vote via the Internet or telephone or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote with respect to the subject proposal is required to approve the election of directors (Proposal No. 1), the compensation of our named executive officers (Proposal No. 2), the ratification of auditors (Proposal No. 3) and the shareholder proposal (Proposal No. 4). The votes on Proposals No. 2 and No. 3 are advisory and therefore not binding on the Company.

Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. They shall also receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our corporate secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of these principles is posted in the corporate governance section on our website at www.rclinvestor.com.

Board of Directors and Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on our website at www.rclinvestor.com. In addition to these committees, the Board may, from time to time, authorize additional Board committees to assist the Board execute on its responsibilities.

Board of Directors

We are governed by the Board and various committees of the Board that meet throughout the year. The Board currently consists of eleven members. During 2011, there were five meetings of the Board, and a total of 21 Board committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Corporate Governance Committee of the Board presides at such meetings.

We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. Two of our Board members attended our 2011 annual shareholders meeting.

Audit Committee

The members of the Audit Committee are William L. Kimsey (Chair), Morten Arntzen, Gert W. Munthe and Bernt Reitan. The Board has determined that each member of the Audit Committee is independent as defined under applicable SEC and NYSE rules.

The Audit Committee is responsible for the oversight of:

•	the integrity of our financial statements;

•	the qualifications and independence of our principal independent auditor;

•	the performance of our internal audit function and principal independent auditor; and

•	our compliance with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the principal independent auditor the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the SEC, which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Messrs. Kimsey and Arntzen each qualify as an “audit committee financial expert” as defined under SEC rules.

The Audit Committee met nine times in 2011.

Compensation Committee

The current members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Gert W. Munthe and Vagn O. Sørensen. The Board has determined that each member of the Compensation Committee is independent as defined under NYSE rules.

During 2011, Ms. Laura Laviada served as a member of the Compensation Committee until her resignation from the Board in July 2011. Mr. Sørensen was subsequently appointed to the Compensation Committee in September 2011.

The Compensation Committee has overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chairman and Chief Executive Officer, evaluates his performance in light of those goals and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of the other senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company.

The Compensation Committee has engaged Towers Watson, an executive compensation consulting firm, to assist with constructing our market comparison group, analyzing the levels of each form of compensation for our senior executives and providing recommendations on their compensation. Towers Watson has direct access to the Compensation Committee’s members and advises them regarding matters for which the Compensation Committee is responsible. Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. In 2011, the fees for any additional services provided by the Consultant to the Company did not exceed $120,000.

For the senior executives other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations.

The Compensation Committee is responsible for preparing the Compensation Committee Report included in this proxy statement, reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the proxy statement as required by the rules of the SEC.

The Compensation Committee met three times in 2011.

Compensation Committee Interlocks and Insider Participation

During 2011, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) engaged in any related person transactions with the Company requiring disclosure under SEC rules. During 2011, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Thomas J. Pritzker (Chair), William L. Kimsey, Eyal M. Ofer and Arne Alexander Wilhelmsen. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under NYSE rules. Mr. Kimsey was first appointed to the Nominating and Corporate Governance Committee in December 2011.

The Nominating and Corporate Governance Committee assists the Board by identifying and recommending to the Board qualified individuals for nomination as members of the Board, recommending to the Board corporate governance principles, reviewing and making recommendations to the Board concerning Board committee composition, structure, operations and board reporting, and overseeing the evaluation of Board and management performance.

The Nominating and Corporate Governance Committee has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Corporate Governance Committee to date has not felt it necessary to adopt such a policy. Nonetheless, we have adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth in our Bylaws.

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate, his or her willingness and ability to evaluate, challenge and stimulate, and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, his or her leadership ability, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board recognizes the value of diversity and endeavors to have a Board comprised of individuals with varying backgrounds and experience in business and in other areas that may be relevant to our activities. The Board believes the current Board, which includes members with experience in, among other things, maritime, environmental matters, travel and leisure, aviation, finance, accounting, real estate and international affairs, embodies this objective.

The Nominating and Corporate Governance Committee met five times in 2011.

Safety, Environment and Health Committee

The members of the Safety, Environment and Health Committee are William K. Reilly (Chair), Morten Arntzen, Eyal M. Ofer and Vagn O. Sørensen. Mr. Sørensen was first appointed to the Safety, Environment and Health Committee in September 2011.

The Safety, Environment and Health Committee assists the Board in its oversight of our management concerning the implementation and monitoring of our safety (including security), environmental and health programs and policies. As part of its responsibilities, the Safety, Environment and Health Committee monitors our overall safety, environment and health compliance performance and reviews safety, environment and health programs and policies on board our cruise ships.

The Safety, Environment and Health Committee met four times in 2011.

Board Leadership Structure

The Board believes that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interest of the Company and our shareholders. The leadership structure of the Board consists of Mr. Fain who serves as Chairman and Chief Executive Officer, Mr. Kimsey who serves as Chairman of the Audit Committee, Mr. Reitan who serves as Chairman of the Compensation Committee, Mr. Pritzker who serves as Chairman of the Nominating and Corporate Governance Committee and Mr. Reilly who serves as Chairman of the Safety, Environment and Health Committee. The Board believes that in the context of our current operating and business environments the combined role of Chairman and Chief Executive Officer is appropriate because it (i) results in unified and decisive leadership, accountability and continuity; (ii) promotes strategic development and execution and (iii) facilitates communication between management and the Board. Further, the significant leadership roles undertaken by the various independent and/or non-management directors who chair all of the Board committees strike an appropriate balance between effective Board leadership and independent oversight of management. However, the Board recognizes that circumstances may change over time and, as they do, changes to the leadership structure may be warranted.

The Board has not named a “lead independent director” for the reasons described above. The circumstances of every company are different, and the Board believes that no single structure can serve all companies and all boards at all times. The Board believes that the current structure best suits the current set of external and internal dynamics but that these dynamics can change over time. In addition, it believes that the relevant responsibilities generally performed by a lead independent director are effectively being performed by the Chairman of the Nominating and Corporate Governance Committee and that the current structure provides better overall involvement of the Board. Under these circumstances, the Board believes that appointment of a lead independent director would create inefficiencies and redundancies without any corresponding meaningful benefit.

Risk Oversight and Board Role

We have a formal enterprise risk management program. Pursuant to this program, management annually performs a company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department, which assessment is updated at least once during the course of the year. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and updates thereto with the Audit Committee and reviews the annual report with the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee’s area of responsibility. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

Under the corporate governance rules of the NYSE and our corporate governance principles, a majority of our directors are required to be independent as defined under the NYSE rules. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if:

•

the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim Chief Executive Officer (“CEO”) or other interim executive officer;

•

the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group;

•

the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit;

•	the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time;

•

the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or

•

the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the annual consolidated gross revenues of the other company.

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

•

if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an employee;

•

if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an employee; and

•

if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer.

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors who served during 2011 and our director nominee is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chairman and Chief

Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company, which is described under the heading “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson, Kimsey, Sørensen and Wilhelmsen are independent, the Board considered that each individual is a non-management director of a company with which we do business in the ordinary course. In determining that Mr. Pritzker is independent, the Board considered that (i) he is Chairman of a company that in 2011 provided hotel accommodations to our guests in the ordinary course of business of approximately $700,000 and (ii) business interests of the Pritzker family own shore excursions operators that in 2011 were paid an aggregate of approximately $260,000 by the Company in the ordinary course of business.

Family Relationships

There are no family relationships among our officers and directors or director nominees.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on our website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on our website at www.rclinvestor.com.

Amendments to our Articles of Incorporation

Any amendment to our Articles of Incorporation generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to (1) an amendment to change our registered agent or registered address; (2) an amendment to change the authorized number of shares of stock; or (3) an amendment for establishing and designating the shares of any class or of any series of any class. In the first two cases, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote. In the third case, our Board of Directors has the power to establish and designate new classes of preferred stock.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Chairman of the Nominating and Corporate Governance Committee, who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Chairman of the Nominating and Corporate Governance Committee and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

This table sets forth information as of March 16, 2012 about persons we know to beneficially own(1) more than five percent of our common stock.

Name of Beneficial Owner	Common Stock (#)		Percentage of Ownership(2)

A. Wilhelmsen AS	41,966,472	(3)	19.3%
Osiris Holdings Inc.	11,277,680	(4)	5.2%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 16, 2012 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 16, 2012 have been exercised.

(2)	Applicable percentage ownership is based on 217,825,951 shares of Common Stock outstanding as of March 16, 2012.

(3)

A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 6,711,705 shares owned by AWECO Invest AS, an affiliate of A. Wilhelmsen AS. A. Wilhelmsen AS has the power to vote and dispose of the shares owned by AWECO Invest AS pursuant to an agreement between A. Wilhelmsen AS and AWECO Invest AS. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(4)

Osiris Holdings Inc. (“Osiris”) is a Liberian corporation, the indirect beneficial owner of which is a trust primarily for the benefit of certain members of the Ofer family. The shares reported in the table include 9,656,380 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. The address of Osiris is c/o Bex Property Management S.A.M., 3 Ruelle Saint Jean, 98000 Monaco.

Security Ownership of Directors and Executive Officers

This table sets forth information as of March 16, 2012 about the amount of common stock beneficially owned(1) by (i) our directors and director nominees; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

Name of Beneficial Owner	Common Stock (#)(2)		Percentage of Ownership(3)

Morten Arntzen	19,266		*
Bernard W. Aronson	48,891		*
Richard D. Fain	1,825,723	(4)	*
Adam M. Goldstein	350,181		*
Daniel J. Hanrahan	217,588	(5)	*
William L. Kimsey	36,233		*
Harri U. Kulovaara	149,054		*
Ann S. Moore(6)	0
Gert W. Munthe	28,533		*
Eyal M. Ofer	141,233	(7)	*
Thomas J. Pritzker	792,043	(8)	*
William K. Reilly	36,938		*
Bernt Reitan	39,810		*
Brian J. Rice	108,740	(9)	*
Vagn O. Sørensen	2,400		*
Arne Alexander Wilhelmsen	42,002,705	(10)	19.3%
All directors and executive officers as a group (19 persons)	45,979,610		21.1%

*	Denotes ownership of less than 1% of the outstanding shares of common stock

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 16, 2012 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 16, 2012 have been exercised.

(2)

The holdings reported in this column for each person include shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days from March 16, 2012 as follows: Mr. Arntzen, 8,712; Mr. Aronson, 16,943; Mr. Fain, 398,097; Mr. Goldstein, 107,038; Mr. Hanrahan, 95,064; Mr. Kimsey, 19,088; Mr. Kulovaara, 108,759; Mr. Munthe, 19,088; Mr. Ofer, 19,088; Mr. Pritzker,19,088; Mr. Reilly, 16,943; Mr. Reitan, 17,759; Mr. Rice, 59,099; Mr. Wilhelmsen, 19,088; and all directors and executive officers as a group, 1,042,171. The reported holdings do not include options that are not exercisable within 60 days of March 16, 2012, restricted stock units that are not scheduled to vest or settle within 60 days of March 16, 2012 and performance shares that are not scheduled to vest within 60 days of March 16, 2012.

(3)	Applicable percentage ownership is based on 217,825,951 shares of Common Stock outstanding as of March 16, 2012.

(4)

Includes 421,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares.

(5)	Includes 2,500 shares held by Mr. Hanrahan’s son and 2,500 shares held by Mr. Hanrahan’s daughter.

(6)	Ms. Moore, our director nominee, does not currently serve as a member of the Board of Directors.

(7)	Does not include 11,277,680 shares beneficially owned by Osiris Holdings Inc.

(8)

Does not include 10,317,683 shares of common stock held of record by trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, of which CIBC Trust Company (Bahamas) Limited (“CIBC”) is the sole trustee of such trusts.

(9)	Includes 2,000 shares held by Mr. Rice’s son.

(10)	Includes 41,966,472 shares beneficially owned by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2011.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	7,043,883	(1)	$30.62	(2)	5,746,013	(3)
Equity compensation plans not approved by security holders(4)	—		—		—
Total

(1)	Includes outstanding stock options and unvested restricted stock units under the following plans: the 1995 Incentive Stock Option Plan, the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price.

(3)	Includes shares available for issuance under the 2008 Equity Incentive Plan.

(4)	Does not include shares issuable to Mr. Fain on a quarterly basis under his employment agreement. See the discussion under the heading “Employment Agreements” for additional information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2011 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our bylaws provides for our Board to be comprised of between 10 to 12 members, with the exact number of directors to be determined from time to time by resolution of the Board. Under our bylaws, the Board is divided into three classes, with each class having a three-year term. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date

Class I	Morten Arntzen	2012 Annual Meeting
Bernard W. Aronson
Richard D. Fain
Class II	William L. Kimsey	2013 Annual Meeting
Gert W. Munthe
Thomas J. Pritzker
Bernt Reitan
Class III	Eyal M. Ofer	2014 Annual Meeting
William K. Reilly
Vagn O. Sørensen
Arne Alexander Wilhelmsen

A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the size of our Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As discussed in greater detail under the heading “Director Independence” our Board has determined that nine of the 11 current members of our board are independent directors within the meaning of the listing standards of the NYSE and our corporate governance principles.

On April 2, 2012, the Board determined to increase the size of the Board from 11 to 12 members and, accordingly, at the 2012 Annual Meeting, four directors will be elected to our Board as Class I directors. The Nominating and Corporate Governance Committee recommended, and our Board nominated:

•	each of Morten Arntzen, Bernard Aronson and Richard Fain, who currently serve as Class I directors; and

•	Ann S. Moore, who, if elected, will be a first-time member of the Board,

as nominees for election as Class I members of our Board at the 2012 Annual Meeting. If elected, each of the nominees would serve until our 2015 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. Ms. Moore was recommended to the Nominating and Corporate Governance Committee by a third party search firm.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our board. Each person nominated for election has agreed to serve if elected.

Directors Standing for Election

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

Morten Arntzen, 57, has served as a Director since September 2008. Mr. Arntzen is currently the President and Chief Executive Officer and a director of Overseas Shipholding Group, Inc., a diversified global energy transportation company listed on the New York Stock Exchange. Until December 2009, he was Chairman of OSG America, LP, a master limited partnership that was listed on the New York Stock Exchange and affiliated with Overseas Shipholding Group, Inc. From 1997 to 2003, Mr. Arntzen served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm specializing in the maritime industry. Prior to joining American Marine Advisors, Inc., Mr. Arntzen spent more than 17 years in the banking industry holding various corporate positions. From March 2003 through July 2009, Mr. Arntzen was a director of Chiquita Brands International. Mr. Arntzen’s management experience with a diversified global energy transportation company and within the banking industry provides the Board with important knowledge and insights of maritime and finance matters.

Bernard W. Aronson, 65, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Hyatt Hotels Corporation, Chroma Oil and Gas, LP and Northern Tier Energy. Mr. Aronson served as a director of Mariner Energy, Inc. from 2004 through 2010. Mr. Aronson serves on the Board of Directors of the National Democratic Institute for International Affairs and the Maryland/DC Chapter of The Nature Conservancy. As a member of the Council of Foreign Relations, a former Assistant Secretary of State and former international advisor to one of the largest investment banking firms, Mr. Aronson is appropriately suited to provide the Board with a global business perspective. His service on various other boards provides the Board with a depth of business experiences.

Richard D. Fain, 64, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for over 30 years. As the longest serving member of the Board, Mr. Fain provides the Board with substantial expertise in the cruise industry. In addition, his service as Chairman and Chief Executive Officer of the Company for over 20 years brings valuable leadership, strategic and managerial knowledge and experience to the Board.

Ann S. Moore, 61, served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc., where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of Avon Products Inc. and the Wallace Foundation. Ms. Moore’s extensive experience in consumer-driven publishing and media will bring to the Board recognized leadership capabilities as well as new and valuable perspectives in a variety of areas, including global branding and marketing.

The Board has determined that Ms. Moore is an independent director within the meaning of the listing standards of the NYSE and our corporate governance principles.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office

The following is biographical information on the remainder of our current directors as well as the key attributes, experience and skills that the Board believes such current directors bring to the Board.

Class II Directors

The following Class II directors are serving for a term ending in 2013:

William L. Kimsey, 69, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board and the audit committees of Western Digital Corporation and Accenture Ltd. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants. As a practicing certified public accountant for many years and former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial knowledge and expertise of accounting and finance matters to the Board.

Gert W. Munthe, 55, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Herkules Capital, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. Mr. Munthe has served on the board of Pronova BioPharma ASA since 2004. He served in the Royal Norwegian Navy and was previously with McKinsey & Co. As a result of his knowledge and experience serving as a senior executive officer and director of a variety of businesses and as a managing partner of a private equity company, Mr. Munthe provides the Board with extensive business and financial expertise.

Thomas J. Pritzker, 61, has served as a Director since February 1999. Mr. Pritzker is Executive Chairman of Hyatt Hotels Corporation and Chairman of Marmon Holdings, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago. Mr. Pritzker’s extensive business interests and responsibilities provide the Board with considerable experience and insight, particularly in the travel and leisure industry.

Bernt Reitan, 64, has served as a Director of the Company since September 2004. Until his retirement in August 2010, Mr. Reitan was an Executive Vice President of Alcoa Inc. and the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of Yara ASA and REC ASA in Norway. He is co-chair of the board of Trustees in ASF (American Scandinavian Foundation), a non-profit organization in New York. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway. As a former senior executive officer of Alcoa Inc., Mr. Reitan brings valuable leadership, strategic and managerial knowledge and experience as well as a multinational business perspective to the Board.

Class III Directors

The following Class III directors are serving for a term ending in 2014:

Eyal M. Ofer, 61, has served as a Director since May 1995. Mr. Ofer is currently Chairman of Zodiac Maritime Agencies Limited, a private London based company which operates a diversified fleet of over 150 large ocean going vessels trading worldwide. Mr. Ofer is also Chairman of Global Holdings Inc., a private US based real estate holding company which specializes in large scale commercial real estate and high end residential developments. Its extensive holdings include prime properties in Manhattan and a controlling stake in Miller Global Properties, LLC, a large real estate investment fund focusing on North America and Europe. Mr. Ofer previously served as the Chairman and Chief Executive Officer of Deerbrook Limited from 1991 through 2011. As a member of the Board for over 15 years, Mr. Ofer brings considerable experience and insight in maritime and international matters affecting the company and the cruise industry.

William K. Reilly, 72, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water and renewable energy, and he is a Senior Advisor to TPG Capital, LP, an international investment partnership. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the ClimateWorks Foundation and the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of E.I. DuPont de Nemours and Company, ConocoPhillips, the National Geographic Society and the Packard Foundation. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. Mr. Reilly’s leadership roles within various environmental protection organizations, including the U.S. Environmental Protection Agency, the World Wildlife Fund and the National Geographic Society, and his involvement with the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling allow him to bring substantial environmental knowledge and expertise to the Board. His service on various other boards also allows him to provide the Board with a variety of perspectives.

Vagn O. Sørensen, 52, has served as a Director since July 2011. Mr. Sørensen brings to the Board over 20 years of experience in the aviation industry, having served as the President and CEO of Austrian Airlines Group from 2001 through 2006. Prior to that, he served in a variety of roles with Scandinavian Airlines Systems, including as Executive Vice President and Deputy CEO. He currently owns and is President of VS Consulting and serves as a Board member and Chairman for a number of corporations throughout Europe and Canada, including Air Canada, TDC A/S, FLSmidth, DFDS A/S and Lufthansa Cargo AG. Mr. Sørensen’s breadth of experience in the aviation industry brings new and useful insight to the Board, especially with respect to matters impacting the travel industry. His service on a number of other boards in Europe and Canada also allows him to provide the Board with diverse perspectives.

Arne Alexander Wilhelmsen, 46, has served as a Director since May 2003. Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN MANAGEMENT AS, the management company for the companies affiliated with A. Wilhelmsen AS. Mr. Wilhelmsen was appointed Chairman of the Board of AWECO Invest AS in 2011. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen served as the Chairman of the Board of The Containership Company AS from August 2010 to August 2011. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA (currently known as COSL Drilling Europe AS). Mr. Wilhelmsen’s varied business interests and shipping and maritime industry experience enable him to provide valuable business insight and knowledge to the Board. As the representative of the Company’s largest shareholder and one of the Company’s original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Director Compensation for 2011

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2011, each non-employee director was entitled to receive an annual cash retainer of $60,000 for a full year of service.

We pay additional annual cash retainers for chairing of and service on various Board committees as follows:

•	Chairman of the Audit Committee, annual retainer of $30,000;

•	Chairman of the Compensation Committee, annual retainer of $15,000;

•	Chairman of the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee, annual retainer of $6,000;

•	Non-chairman service on the Audit Committee, annual retainer of $15,000; and

•	Non-chairman service on the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee, annual retainer of $5,000.

In addition to the retainers, we pay Board committee members $1,200 for each committee meeting attended. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

In 2011, each non-employee director received an annual grant of restricted stock units with a value on the date of grant equal to $120,000 (except for Mr. Sørensen who received a prorated grant for the year following his appointment at the end of July). These restricted stock units vested in full immediately upon grant and settle one year following the date of grant. Our stock ownership guidelines require directors to accumulate ownership of at least $150,000 of our common stock, including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount.

In order to increase their knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, we have adopted a Board Member Cruise Policy. Under this policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. A Board member is also entitled to provide each of the Board member’s spouse, children and parents with one complimentary stateroom per year (provided that any of the foregoing has not previously accompanied the Board member or any other immediate family member in a complimentary stateroom during that same year). Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms. The Chairman & CEO may grant exceptions to this policy in his discretion.

Consulting Arrangement with William K. Reilly.

We have a consulting arrangement with Mr. Reilly under which we pay him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, our environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund, a fund established to support marine conservation organizations in preserving the world’s oceans.

The table below summarizes the compensation of our non-employee directors in 2011.

	2011 Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)		Total

Morten Arntzen	$101,600	$120,022	$18,810		$240,432
Bernard W. Aronson	$74,600	$120,022	—		$194,622
William L. Kimsey	$106,800	$120,022	—		$226,822
Laura D.B. Laviada(4)	$42,716	$120,022	—		$162,738
Gert W. Munthe	$100,400	$120,022	—		$220,422
Eyal M. Ofer	$86,800	$120,022	—		$206,822
Thomas J. Pritzker	$78,000	$120,022	—		$198,022
William K. Reilly	$74,400	$120,022	$311,322	(5)	$505,744
Bernt Reitan	$109,200	$120,022	—		$229,222
Vagn O. Sørensen(4)	$32,300	$50,006	—		$82,306
Arne Alexander Wilhelmsen	$77,000	$120,022	$36,698		$233,720

(1)

The column titled “Stock Awards” reports the fair value of restricted stock unit awards at their grant date in 2011 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2011.

(2)

As of December 31, 2011, each of the non-employee directors serving as of December 31, 2011 held 6,308 unvested restricted stock units, other than Mr. Arntzen who held 6,092 unvested restricted stock units and Mr. Sørensen who did not hold any unvested restricted stock units. In addition, as of December 31, 2011, each non-employee director serving as of December 31, 2011 held 2,599 vested restricted stock units, other than Mr. Sørensen who held 2,222 vested restricted stock units. As of December 31, 2011, the non-employee directors serving as of December 31, 2011 held options to purchase the following aggregate number of shares of common stock: Mr. Arntzen, 12,476; Mr. Aronson, 20,379; Mr. Kimsey, 22,524; Mr. Munthe, 22,524; Mr. Ofer, 22,524; Mr. Pritzker, 22,524; Mr. Reilly, 20,379; Mr. Reitan, 21,195; and Mr. Wilhelmsen, 22,524. As of December 31, 2011 Ms. Laviada did not hold any unvested restricted stock units and held 2,599 vested restricted stock units and options to purchase 11,443 shares of common stock.

(3)

Except as otherwise disclosed, these amounts include discounts on Company cruises and travel expenses for spouses accompanying directors on business. The aggregate value of perquisites made available to outside directors other than Messrs. Arntzen, Reilly and Wilhelmsen is less than $10,000 per person.

(4)

Effective July 27, 2011, Mr. Sørensen was appointed to the Board in replacement of Ms. Laviada who had previously notified the Company of her decision to resign from our Board effective upon the election of a successor.

(5)	Includes amounts paid pursuant to the consulting arrangement described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedure

We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members or any 5% beneficial owner of the Company’s securities have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2011, we paid Hyatt Hotels Corporation approximately $700,000 for hotel stays of our guests. In addition, certain of our employees may stay at Hyatt Hotels while traveling on business and we may make use of Hyatt Hotels’ facilities for business purposes although Hyatt Hotels Corporation has no specific arrangement or understanding with us in that connection. Mr. Thomas J. Pritzker, one of our directors, is Chairman of the Hyatt Hotels Corporation.

During the fiscal year ended December 31, 2011, we paid Red Sail Sports Aruba and Red Sail Sports Cayman an aggregate of approximately $260,000 as shore excursions operators in the Caribbean. Both entities are owned by business interests of the Pritzker family.

During the fiscal year ended December 31, 2011, we paid Mr. William K. Reilly, one of our directors, $300,000 under his consulting arrangement with us, which is described under the heading “Consulting Arrangement with William K. Reilly.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Over the last year, we have implemented a significant number of changes to our compensation policies and practices with the goal of improving their relevance and effectiveness.

We continue to adhere to a pay-for-performance philosophy, as demonstrated by the substantial “at risk” component of our executive compensation program. As an example, in 2011, 84% of the target compensation for the Chairman and CEO was variable based on the performance of the Company, up 11% cumulatively over the prior five year period.

With this overarching philosophy always in mind, we believe that it is extremely important for our compensation programs to evolve over time as our business goals and needs evolve and as market practices develop. In addition, we are committed to being responsive to our shareholder base on all pertinent matters, including our executive compensation programs. We were pleased to receive a 96% favorable shareholder vote on our executive compensation programs at last year’s Annual Meeting. Nevertheless, in keeping with our philosophy of continuous improvement, we are constantly striving to improve. To this end, we implemented a number of significant changes including:

•

Broader Metrics in Bonus Plan — Our management team is intensely focused on making decisions that create increased shareholder returns in the short and long-term. Last year, in determining the bonus plan components for 2011, the Compensation Committee continued to utilize return on invested capital (ROIC) as the key measure of corporate financial performance but complemented the plan by expanding the metrics to include the following other critical financial and operational indicators of performance:

•	net revenue yields,

•	net cruise costs excluding fuel,

•	guest satisfaction,

•	employee engagement,

•	safety, security, health and environmental stewardship, and

•	customer engagement.

These changes allow for a more holistic approach to performance and ensure proper focus on areas such as employee engagement and safety which protect long-term value creation for our shareholders.

•

Management by Objectives (MBO) Components for Bonus Plan. We believe it is helpful for our management team to be accountable for the financial, operational and strategic performance of those areas of the business which they can directly impact. In addition, we believe that individual executives also undertake specific tasks which are important to our success. In support of this, the Compensation Committee has introduced individual performance goals as a plan component for all of the named executive officers, other than the Chairman and CEO, in order to emphasize focus on the executive’s accomplishments within his or her direct areas of responsibility.

•

Use of New Performance-Based Form of Equity Award. We have traditionally awarded long-term incentives through the use of stock options and restricted stock units. In February 2012, the Compensation Committee approved design changes to our long-term incentive award program which replaces stock options with performance based shares. The redesign introduces a structure under which 50% of all equity awards granted to our officers will be contingent on business performance criteria. These design changes further strengthen the linkage between pay and performance.

•

CEO Compensation. In light of the ongoing challenges in the economic environment, the Compensation Committee again took a conservative approach to CEO compensation and, for the third consecutive year, did not make any increases to Mr. Fain’s target total compensation for 2011.

•

Accountability. In July 2011, we revised our prior financial statements to correct an error we identified in our accounting for certain interest expenses. Although not part of the specified calculations in the bonus plan, the Chairman and CEO and the CFO recommended to the Compensation Committee that the bonus payouts for those persons (including themselves) with oversight over the Company’s accounting function be reduced to factor in an adjustment for the error. Based on this recommendation, the Compensation Committee reduced by 20% the corporate financial performance component of the bonus for both Mr. Fain and Mr. Rice.

•

Adoption of Annual Say-on Pay Vote. At our 2011 Annual Meeting, over two-thirds of the votes were cast in favor of a triennial say-on-pay shareholder vote. Notwithstanding this, the Compensation Committee has determined to adopt an annual vote going forward as it believes that this is in accordance with best market practices and will allow our shareholders to provide valuable and welcomed input on our compensation philosophy, policies and practices.

•

New Compensation Committee Member. During 2011, the Board appointed Mr. Vagn Sørensen to the Compensation Committee. Mr. Sørensen currently chairs the Compensation Committees at both Air Canada and TDC A/S and brings to the Compensation Committee a breadth of experience and useful new perspectives.

We discuss our compensation plans, policies and objectives in detail below.

Named Executive Officers

Our Named Executive Officers for the fiscal year ended December 31, 2011 (“Named Executive Officers” or “NEOs”), are set forth below.

Name	Title
Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Executive Vice President and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	President and Chief Executive Officer, Celebrity Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Compensation Objectives and Mix

Our compensation programs are structured to accomplish a number of important objectives, including:

•	the alignment of the interests of our executives with the interests of our shareholders;

•	the recruitment, retention and motivation of an elite management team; and

•	the reward of positive contributions to both short-term and long-term corporate performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance based annual incentive compensation and long-term incentive awards (collectively, “Total Direct Compensation”). The objectives of each element of compensation are described below.

Base Salary	•	Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, performance, potential and scope of responsibility.
Performance Based Annual Incentive	•	Focus executives on annual financial and operational performance enabling them to better manage the cyclical nature of our business.
	•	Reward executives for performance relative to our short-term goals and initiatives.
Long-Term Incentive Awards	•	Align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals and focusing executives on total shareholder return.
	•	Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we used in assessing performance, and the process by which we linked compensation to them, are described in this Compensation Discussion & Analysis.

We believe our mix of Total Direct Compensation elements provides an appropriate balance between fixed and variable compensation as well as short- and long-term pay elements, holding executives accountable for annual and longer-term performance and mitigating excessive risk-taking. We also believe the compensation mix is consistent with general market trends and with the mix provided by companies in our 2011 Market Comparison Group (the “Market Comparison Group”) described below.

Focus on Performance-Based Compensation

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, a significant portion of each NEO’s Total Direct Compensation is “performance-based” and therefore “at risk.” Beyond base salary, each of our NEOs is eligible to receive performance based annual incentive compensation and long-term incentive awards, each of which are variable and at risk, with the amount of compensation earned by the NEO dependent upon the performance of the Company and the individual performance of the NEO.

Our commitment to performance-based compensation is illustrated by the following pie charts, which show the mix of each compensation component, including fixed compensation (base salary) and variable compensation (target annual incentive compensation and long-term incentive awards) at target levels for our Chairman & CEO and for our other Named Executive Officers for 2011.

The percentages in the foregoing chart for the other Named Executive Officers represent a weighted average of each element of compensation for such officers. In the case of Mr. Kulovaara, the ship delivery bonus he received in 2011 is not factored into this percentage.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters.

As provided for in the Compensation Committee Charter, the Compensation Committee has retained Towers Watson (“the Consultant”) as its independent compensation consultant. Specifically, the Compensation

Committee has asked the Consultant to regularly provide independent advice on the composition of our Market Comparison Group (as discussed below), our compensation plan risk and current trends in executive and director compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, the Consultant has been instructed to work collaboratively with management, including our Chairman and CEO, our Vice President and Global Chief Human Resources Officer and her staff to gain an understanding of our business and compensation programs to help the Consultant advise the Compensation Committee.

For each NEO other than the Chairman and CEO, the Compensation Committee consults with and receives the recommendation of the Chairman and CEO, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and CEO, the Compensation Committee meets in executive session and considers the opinion of the Consultant as well as other criteria identified in this Compensation Discussion & Analysis.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. The composition of this group is assessed annually as this is the foundation of our annual compensation review and is used to help guide the Compensation Committee’s decisions regarding competitive pay levels and design architecture. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The Compensation Committee selects these companies based upon their size (generally one-half to two times our revenues) and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors. The table below sets forth the companies included in our Market Comparison Group, which was used by the Compensation Committee for making the NEO’s 2011 compensation determinations. There were no changes made to the Market Comparison group for 2011 from the companies used for this purpose in 2010 and 2009.

Market Comparison Group
Alaska Air Group, Inc.	Marriott International Inc.
Brunswick Corp.	MGM Resorts International
Cablevision Systems Corp.	SkyWest, Inc.
Carnival Corporation	Southwest Airlines Co.
Darden Restaurants, Inc.	Starbucks Corp.
Expedia, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Hertz Global Holdings Inc.	US Airways Group, Inc.
IAC/InterActiveCorp	Wendy’s/Arby’s Group, Inc.
Las Vegas Sands Corp.	Wyndham Worldwide Corp.

Using the selected Market Comparison Group, the Consultant obtains data on program design and compensation levels from public filings and analyzes and presents such data to the Compensation Committee. The Compensation Committee reviews and evaluates the data and makes recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the comparative performance of the Company, each brand and each NEO. For the Company and each brand, both financial (as determined by operating and net income, earnings before interest, taxes, depreciation and amortization, return on invested capital, total shareholder return and earnings per share) and operational performance (including guest satisfaction, employee and guest engagement, various safety, security, environment and health metrics and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to the Company.

As part of its compensation review processes, the Compensation Committee carefully considered the results of our first “Say on Pay Vote” taken by shareholders last year, and the Compensation Committee plans to continue to carefully consider this vote each time it is taken. At the 2011 Annual Meeting, approximately 96% of the shareholder votes cast on the proposal were cast in favor of a resolution approving the overall compensation of the Company’s NEOs on an advisory basis. Given this showing of support for our existing programs, while no changes to our compensation programs were pursued specifically in reaction to the advisory shareholder vote, the Compensation Committee did approve certain program changes aimed at further strengthening the ties between the level of pay provided to our executives, including our NEOs, and Company and individual performance across a number of measures.

Elements of 2011 Compensation Program

Performance Overview

As described in greater detail herein, our compensation decisions in 2011 for the named executive officers were consistent with our pay for performance philosophy. 2011 saw unanticipated events in the Eastern Mediterranean and Japan, escalating fuel prices and several major economies that continued to suffer from high unemployment and low consumer confidence. Although these geopolitical and economic factors impacted the profitability momentum we were experiencing at the beginning of 2011, we nonetheless saw improved results for the entire year, albeit more modest than targeted.

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects his scope of responsibility relative to his counterparts in the Market Comparison Group. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, tenure, performance and potential to further our business objectives. We generally review salaries early each year and, if appropriate, adjust them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In February 2011, the Compensation Committee reviewed the base salaries of the NEOs against their respective counterparts in the Market Comparison Group and considered the objectives for this element of compensation and the factors outlined above. The process revealed that, at that time, base salary levels for each of the NEOs were at the median in the Market Comparison Group.

In recognition of the continuing challenges of the economic environment, the Compensation Committee determined not to adjust the base salary of the Chairman & CEO, leaving his fixed compensation level unchanged since 2007.

However, given the extended salary freeze in place since 2008 and the Company’s strong performance in 2010, in early 2011, the Compensation Committee increased the base salaries of the NEOs other than the Chairman & CEO as set forth in the following table:

	Base Salary
Name	2010	2011	Percent Change

Richard D. Fain	$1,000,000	$1,000,000	0%
Brian J. Rice	$575,000	$600,000	4.3%
Adam M. Goldstein	$700,000	$750,000	7.1%
Daniel J. Hanrahan	$600,000	$640,000	6.7%
Harri U. Kulovaara	$470,000	$500,000	6.4%

Performance Based Annual Incentive

Our 2011 bonus program, operated under the Compensation Committee-approved Executive Bonus Plan is designed to attract, retain, and motivate talented executives by rewarding them for the achievement of the Company’s short-term business, financial and strategic goals and, in most instances, recognizing their individual contributions.

Prior to the beginning of each year, our operating plan for that year, which takes into account our anticipated performance, our growth and profitability objectives, as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial and operational performance is evaluated and confirmed following the end of the year.

Bonus Award Components

Under the Executive Bonus Plan, the performance based annual incentive for each NEO is tied to three bonus award components: Corporate, Brand (if applicable to the particular NEO) and Individual performance (if applicable to the particular NEO). The Compensation Committee assigns a specific weight to each of these components based on the executive’s role and ability to influence the outcomes. For 2011, the Individual component of the bonus was restored for all NEOs with the exception of Mr. Fain as the Compensation Committee believes it is important to further incent these officers with respect to those operational goals which they can directly influence in their role within the organization. Given Mr. Fain’s scope of responsibility as Chairman & CEO, the Committee determined that his entire bonus should continue to be based solely on Corporate performance. Given their positions and responsibilities, Mr. Goldstein’s award includes performance of the Royal Caribbean International brand and Mr. Hanrahan’s award includes performance of the Celebrity Cruises brand, as well as the Corporate and Individual components.

For 2011, both the Corporate and Brand bonus components were further divided into seven subcomponents. As in 2010, ROIC continues to be the predominant measure of both Corporate and Brand performance, comprising two-thirds of the bonus opportunity within each element. Our business is very capital intensive and one of our principal operating strategies is to manage the efficiency of our operating expenditures and ensure adequate cash and liquidity, with the overall goal of maximizing our return on invested capital and long-term shareholder value. The Compensation Committee believes that using ROIC as opposed to income measures used prior to 2010 better aligns management with this operating strategy and increases alignment with value creation for shareholders.

In addition to ROIC, the remaining one-third bonus opportunity within both the Corporate and Brand components is tied to the following six key performance indicators (KPIs), with equal weighting assigned to each KPI:

•

Net Revenue Yield — Represents net revenues per available passenger cruise day, which we believe to be the most relevant measure of our pricing performance because it reflects the cruise revenues earned by the Company net of our most significant variable costs.

•

Net Cruise Costs excluding fuel — Represents gross cruise costs excluding commission, transportation and other expenses and onboard and other expenses, which we believe to be the most relevant indicator of our ability to control costs in a manner that positively impacts income.

•

Guest satisfaction — Represents results of guest surveys measuring guest satisfaction with his or her most recent cruise, his or her intent to cruise again with us and his or her willingness to recommend others cruise with us.

•

Employee engagement — Represents results of shoreside and shipboard employee surveys measuring employee satisfaction and employee engagement (i.e. the tendency of employees to exert discretionary effort for the benefit of the Company).

•

Safety, security, health and environmental stewardship — Represents various metrics of safety, security, environment and health performance, which we believe key to our extremely high safety and security standards and our goal of being a good steward of the environmental resources we manage.

•	Customer engagement — Represents various metrics of our ability to engage with both new and repeat guests through a variety of media platforms and loyalty programs.

In addition, due to the unique nature of Mr. Kulovaara’s role, he is eligible to receive a special performance bonus for overseeing the successful design, construction and delivery of new cruise ships.

The pie charts below illustrate the bonus components by weight for each of the NEOs. The Brand component of the bonus of Mr. Goldstein and Mr. Hanrahan are determined by the performance of Royal Caribbean International and Celebrity Cruises, respectively.

Bonus Targets

Each year, the Compensation Committee establishes a bonus target for each NEO expressed as a percentage of base salary. The Compensation Committee used the same bonus targets in 2011 as it did in 2010. The following table shows the 2010 and 2011 bonus targets of each NEO.

Name	2010 Bonus Target (% of base salary)	2011 Bonus Target (% of base salary)
Richard D. Fain	190%	190%
Brian J. Rice	100%	100%
Adam M. Goldstein	130%	130%
Daniel J. Hanrahan	125%	125%
Harri U. Kulovaara	65%	65%

Performance Measurement

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the year.

ROIC

For purposes of the Executive Bonus Plan, ROIC at the Corporate level is defined as “Operating Profit” divided by “Invested Capital.”

To calculate “Operating Profit” we use operating income minus tax, adding the earnings (or subtracting the loss) from our equity investments in which we hold 50% or less of the equity. This gives a more accurate reflection of our performance because the gain or loss on these investments would not otherwise be recognized in operating income but the capital involved in these investments would be included in invested capital. For 2011, the earnings from our equity investments were immaterial.

“Invested Capital” is calculated based on the average of invested capital in the previous five quarters. “Invested Capital” for any quarter is determined by subtracting “Excess Cash” and non-interest bearing current liabilities (“NIBCL”) from total assets as of the end of such quarter. As compared to our total assets, “Excess Cash”, which generally includes cash in excess of the minimum amount necessary to operate our business, was immaterial in 2011.

The resulting definition of ROIC for purposes of 2011 awards under the Executive Bonus Plan is:

(Operating Income) — (Tax) + (Earnings From Equity Investments)

Recent 5-Quarter Average of [(Total Assets) — (Excess Cash) — (NIBCL)]

The 2011 ROIC Corporate target was determined based on January 2011 earnings guidance. The Compensation Committee also established an ROIC formula for the brands largely consistent with the Corporate formula and an ROIC plan target for each brand consistent with the approach used to establish the plan target for Corporate performance.

For Corporate and Brand ROIC performance, performance level funding ranges from 0% to 300% at maximum. If results are achieved at target performance, the corresponding funding level is 100%.

KPIs

For each KPI, the Compensation Committee established metrics corresponding to the following color-coded levels of performance:

•	Green — which signifies performance that significantly exceeded the target of the KPI and results in funding between 121% and 300% for the applicable KPI;

•	Silver — which signifies performance that achieved the appropriate threshold to maintain or improve the KPI and results in funding between 80% and 120% for the applicable KPI; and

•	Red — which signifies performance that did not meet the minimum expected level of performance in the KPI and results in funding of less than 80% for the applicable KPI.

Individual

Each NEO with an individual performance component is assigned certain specific individual goals at the beginning of each year by the Chairman and CEO. Performance level funding for this component ranges from 0% to 200% at maximum.

Actual 2011 Performance Levels and Payout

ROIC

The Executive Bonus Plan contemplates adjustments to ROIC for certain items which are outside of management’s control in order to better reflect the Company’s core results and to make the evaluation as relevant as possible. Any adjustments are reviewed and approved by the Compensation Committee. For 2011 Corporate ROIC performance, Operating Profit was increased by $69.3 million in order to, similar to prior years, account for price variances in all fuel types from prices used in the January 2011 earnings guidance. This adjustment avoids penalizing or benefiting management for fluctuations in fuel prices. Brand ROIC performance was additionally adjusted to offset 50% of the estimated impact of the geopolitical events in the Eastern Mediterranean and Northern Africa and the earthquake and resulting events in Japan.

Actual Corporate 2011 ROIC, as adjusted, came in 3.6% below target, which yielded a funding level of 61% of the Corporate ROIC performance component. For our Royal Caribbean International brand, ROIC performance generated a funding level of 50% for the Brand ROIC component of the bonus. For our Celebrity brand, ROIC performance generated a funding level of 23% for the Brand ROIC component of the bonus.

KPIs

With respect to the Corporate KPIs, the Company achieved “green” or “silver” status with respect to all of the KPIs except Net Revenue Yield which achieved “red” status. This resulted in a 132% funding level for the aggregate Corporate KPI performance component. KPI performance for Royal Caribbean International resulted in a funding level of 113% for the Brand KPI component of the bonus. KPI performance for Celebrity Cruises resulted in a funding level of 97% for the Brand KPI component of the bonus.

Individual

The Individual performance component of our Executive Bonus Plan award is intended to reward managerial decision making, behavioral interaction and overall contribution. With the exception of Mr. Fain, all other NEO’s have an Individual performance component. In determining the funding level of this component, the Compensation Committee considered the recommendation of Mr. Fain. It also evaluated this recommendation based on its knowledge of the Company and each NEO’s achievement of his pre-established individual goals and overall contribution to our successful growth, how each one directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

The following table shows the 2011 performance based annual incentive payout, as a percentage of target for each bonus award component:

	2011 Actual Funding Levels by Component (as a % of target)				Total Funding Level (as a % of target)
Name	Corporate		Brand	Individual
Richard D. Fain	76.5	%(1)	n/a	n/a	76.5%
Brian J. Rice	76.5	%(1)	n/a	130%	94.3%
Adam M. Goldstein	84.7%		70.9%	120%	91.8%
Daniel J. Hanrahan	84.7%		47.6%	120%	84.0%
Harri U. Kulovaara	84.7%		n/a	120%	96.4%

(1)	Includes a 20% reduction in the Corporate ROIC component of the bonus payout for each of Mr. Fain and Mr. Rice related to the accounting revision in July 2011.

In addition to his award under the Executive Bonus Plan, the Compensation Committee awarded Mr. Kulovaara a special performance bonus of $150,000 for overseeing the successful design, construction and delivery of one new cruise ship in 2011, the fourth Solstice-class ship, Celebrity Silhouette.

The following table shows each NEO’s Target and Actual Bonus award for 2011. For Mr. Kulovaara, the ship delivery bonus (described herein) is not factored into his target, but it is included in the actual performance based annual incentive. The 2011 Actual Bonus awards for all of our NEOs were significantly lower than their 2010 levels, reflecting the Company’s solid but not exceptional results and our pay for performance philosophy.

	2011 Target Payout	Actual 2011 Annual Incentive Plan Payout by Component				Actual Total 2011 Payout		Actual Total 2010 Payout
Name		Corporate		Brand	Individual
Richard D. Fain	$1,900,000	$1,454,128	(1)	n/a	n/a	$1,454,128		$4,066,000
Brian J. Rice	$600,000	$306,103	(1)	n/a	$259,974	$566,077		$1,230,500
Adam M. Goldstein	$975,000	$274,902		$230,162	$389,610	$894,674		$1,797,250
Daniel J. Hanrahan	$800,000	$225,561		$126,700	$319,680	$671,941		$1,215,000
Harri U. Kulovaara	$325,000	$183,461		n/a	$129,987	$463,448	(2)	$902,446	(2)

(1)	Includes a reduction in the bonus payouts to Mr. Fain and Mr. Rice related to the accounting revision in July 2011.

(2)

Includes a $150,000 bonus and a $300,000 bonus received by Mr. Kulovaara in each of 2011 and 2010, respectively in recognition of the successful design, development and delivery of one ship in 2011 and two ships in 2010.

Long-Term Incentive Awards

Our long-term incentive award program is designed to align executive’s risk and investment decisions with shareholder interests, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among the executives. For 2011, we did not make any changes to the core long-term incentive program.

In 2011, the Compensation Committee granted long-term incentive awards under the 2008 Equity Incentive Plan (“2008 Equity Plan”). In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considers the spectrum of potential equity instrument designs, vesting criteria and schedules.

As in previous years, the long-term incentive awards granted to the NEOs in 2011 were comprised of stock options and restricted stock units (“RSUs”). In making the allocation between the two types of awards, the Compensation Committee considered that, of the two forms of equity awards, RSUs have a relatively greater retentive effect, and stock options have a relatively greater performance incentive impact. The Compensation Committee also considered the dilutive effect of the two awards, which is greater in the case of stock options. After considering the foregoing, the Compensation Committee determined that it would retain the previous year’s allocation with 75% of the award value attributed to RSUs and the remainder to stock options for Messrs. Fain, Rice, Goldstein, and Hanrahan. Mr. Kulovaara’s allocation was again split evenly between RSUs and stock options.

To further promote retention, the stock options and RSUs vest in equal annual installments over a four year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to meet the desire for both retention and performance incentive.

In determining long-term incentive awards, the Compensation Committee considers the compensation of executives in the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. For 2011, the Compensation Committee adjusted the long-term incentive award values for Messrs. Goldstein and Rice for competitive reasons.

The table below sets forth the 2010 and 2011 equity award values for the NEOs and the allocation of the equity awards between stock options and RSUs as approved by the Compensation Committee.

	Long-Term Incentive Awards
Name	2010 Grant Values	2011 Grant Values	Allocation	% Change
Richard D. Fain	$3,250,000	$3,250,000	25% stock options; 75% RSUs	0%
Brian J. Rice	$950,000	$975,000	25% stock options; 75% RSUs	3%
Adam M. Goldstein	$1,350,000	$1,450,000	25% stock options; 75% RSUs	7%
Daniel J. Hanrahan	$1,000,000	$1,000,000	25% stock options; 75% RSUs	0%
Harri U. Kulovaara	$450,000	$450,000	50% stock options; 50% RSUs	0%

As discussed in the Executive Summary, in February 2012, the Compensation Committee implemented various changes to the long-term incentive award program. Under this new program design, the NEOs will each receive their long-term incentive awards through a 50/50 mix of RSUs and performance shares. Each performance share award will be expressed as a target number of performance shares based upon the fair market value of our common stock on the date of grant. For the 2012 grant, the actual number of performance shares underlying the award will be determined based upon our 2012 earnings per share, as it may be adjusted for certain items which are outside of management’s control, and such performance shares will vest on the third anniversary of the grant date. For awards of performance shares made in 2012 and beyond, the Company has adopted a “clawback” policy applicable to the award recipients, including the NEOs. Specifically, if, prior to the performance shares’ vesting date, the Company is required to restate its financial results for the award performance period (for example, a restatement of 2012 financials with respect to the 2012 awards) in a manner that would have adversely affected the number of performance shares subject to the award, the Compensation Committee shall adjust the number of performance shares subject to the award to reflect the number of performance shares that would have been payable under the restated financial statements, as determined by the Compensation Committee.

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to Named Executive Officers and other members of management at the first Compensation Committee meeting of the calendar year, usually held in February. All stock options have a ten year term and an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Compensation Committee’s approval. The 2008 Equity Plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date. To determine the number of stock options awarded, the total grant value of the award is multiplied by the stock option allocation percentage and then divided by the Black-Scholes value of a stock option as of the grant date. To determine the number of RSUs or performance share units awarded, the total grant value is multiplied by the RSU or performance share unit allocation percentage and then divided by the fair market value of our common stock as of the grant date. In any event, the maximum number of shares underlying awards that may be granted to a participant in any calendar year is 500,000 shares. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring or promotion, although no such awards were granted to the NEOs in 2011.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, the NEOs are expected to accumulate, over a three year period commencing from their first equity grant as an officer, Company stock, along with derivative forms of Company equity, such as unvested and vested stock options and restricted stock units, having a fair market value equal to the multiples of their base salaries as shown in the table below.

	2011 Stock Ownership Guidelines
Name	Stock Ownership Guideline (as a multiple of base salary)	Stock Ownership Guideline (as a dollar value)
Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,800,000
Adam M. Goldstein	3 times	$2,250,000
Daniel J. Hanrahan	3 times	$1,920,000
Harri U. Kulovaara	3 times	$1,500,000

As of December 31, 2011, each NEO has exceeded his stock ownership guideline objective shown above.

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including the Royal Caribbean Cruises Ltd. et al. Retirement Plan, a qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Effective January 1, 2009, as a result of the implementation of Section 457A of the U.S. Internal Revenue Code, all of our non-qualified deferred compensation plans were amended to not allow for any new contributions and to provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009 on or prior to December 31, 2017. In addition, since January 1, 2009, as a result of Section 457A, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts paid under the SERP in 2011 are disclosed in the “2011 All Other Compensation Table.”

In 1994, we granted to Mr. Fain an award of common stock, issuable in quarterly installments of 10,086 shares until the earlier of the termination of his employment or June 2014. This grant was intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders. Prior to the enactment of the new U.S. tax law referred to above, we granted these shares of our common stock to a trust for Mr. Fain’s benefit. To avoid the unintended and punitive tax consequences to Mr. Fain under this new U.S. tax law, the Compensation Committee approved an amendment to Mr. Fain’s employment agreement as of January 1, 2009, which provided that all future quarterly distributions of shares of Company stock that were previously required to be paid into the trust be paid instead directly to Mr. Fain and the deferred assets already in the trust be disbursed to Mr. Fain.

We also offer the NEOs certain perquisites, which include: Company paid automobile leases, club membership dues, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

We have entered into Employment Agreements (“Agreements”) with each of the NEOs. These Agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Employment Agreements.”

We currently do not provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-in-control and the vesting of long-term incentive awards will occur automatically in the event of a termination within 18 months of a change-in-control.

Impact of Tax and Accounting

Our 2008 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code.

Our Executive Bonus Plan does not comply with Section 162(m), as it would require our Executive Bonus Plan awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our Executive Bonus Plan is closely aligned to Company performance and also appropriately rewards our executives for their individual contributions to the Company’s success. Although our Executive Bonus Plan is subject to the deduction limitations under Section 162(m) with respect to our US income, the financial impact of these limitations is immaterial.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2011 and this proxy statement.

THE COMPENSATION COMMITTEE

Bernt Reitan, Chairman

Bernard W. Aronson

Gert W. Munthe

Vagn O. Sørensen

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our Chairman and Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2011. We refer to these officers as the named executive officers.

	2011 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings(4)	All Other Compensation (5)(6)	Total
Richard D. Fain	2011	$1,000,000	—	$2,437,519	$812,509	$1,454,128	—	$168,381	$5,872,537
Chairman and Chief Executive Officer	2010	$1,000,000	—	$2,437,501	$812,499	$4,066,000	$126,096	$173,089	$8,615,185
	2009	$1,000,000	—	$2,146,284	$715,424	$1,178,000	$203,966	$174,986	$5,418,660
Brian J. Rice	2011	$597,117	—	$731,260	$243,755	$566,077	—	$106,876	$2,245,085
Executive Vice President and Chief Financial Officer	2010	$575,000	—	$712,506	$237,497	$1,230,500	$34,900	$93,686	$2,884,089
	2009	$575,000	—	$674,998	$224,997	$434,700	$53,325	$87,215	$2,050,235
Adam M. Goldstein	2011	$744,228	—	$1,087,493	$362,492	$894,674	—	$115,395	$3,204,282
President and CEO, Royal Caribbean International	2010	$700,000	—	$1,012,489	$337,504	$1,797,250	$65,895	$112,592	$4,025,730
	2009	$700,000	—	$937,497	$312,497	$532,350	$117,083	$103,471	$2,702,898
Daniel J. Hanrahan	2011	$635,388	—	$750,009	$249,993	$671,941	—	$88,473	$2,395,804
President and CEO, Celebrity Cruises	2010	$600,000	—	$749,994	$249,993	$1,215,000	$26,369	$83,530	$2,924,886
	2009	$600,000	—	$712,500	$237,496	$723,000	$57,191	$96,653	$2,426,840
Harri U. Kulovaara	2011	$496,537	$150,000	$224,989	$224,998	$313,448	—	$79,415	$1,489,387
Executive Vice President, Maritime	2010	$470,000	$300,000	$225,006	$225,002	$602,446	$74,825	$85,418	$1,982,697
	2009	$470,000	$300,000	$224,997	$224,997	$230,958	$131,620	$91,242	$1,673,814

(1)

We report annual Executive Short-Term Bonus Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of two new ships in each of 2009 and 2010 and one new ship in 2011.

(2)

The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2009, 2010 and 2011 calculated in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2011.

(3)	Does not include the 40,344 shares that were issued in 2011 to Mr. Fain upon quarterly vesting of the 1994 grant in accordance with his employment agreement as described herein.

(4)

Each of the named executive officers currently participates in the Royal Caribbean Cruises Ltd. et al. Retirement Plan. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”) and certain of the NEOs participated in the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan. In 2009, 2010 and 2011, certain of the NEOs continued to maintain a balance in the SERP and the Deferred Compensation Plan of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these Named Executive Officers’ holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year.

(5)

Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. These annual lump-sum payments to the NEOs are included in “All Other Compensation” for such year. These amounts are taxable as ordinary income.

(6)	Please see the following table entitled “2011 All Other Compensation” for an itemized disclosure of this element of compensation.

2011 All Other Compensation

The following table provides the breakdown of all other compensation delivered in 2011 to each named executive officer:

	2011 All Other Compensation
	Perquisites		Benefits
Name	Auto Lease(1)	Other Perquisites(2)	Life Insurance Policies	Company Contributions to Qualified Deferred Compensation Plans(3)	Benefit Payouts(4)	Total
Richard D. Fain	$12,826	$33	$55,522	$24,500	$75,500	$168,381
Brian J. Rice	$18,133	$9,850	$19,181	$24,500	$35,212	$106,876
Adam M. Goldstein	$26,201	$7,655	$7,116	$24,500	$49,923	$115,395
Daniel J. Hanrahan	$15,763	$300	$8,871	$24,500	$39,039	$88,473
Harri U. Kulovaara	$13,511	—	$16,250	$24,500	$25,154	$79,415

(1)	These amounts include payments or allowance for auto lease, maintenance and repairs, registration and insurance.

(2)	Other perquisites include networking organization and airline club membership dues, discounts on Company cruises, executive physicals and travel expenses for spouses accompanying NEOs on business.

(3)	Represent Company contributions to the Royal Caribbean Cruises Ltd. et al. Retirement Plan.

(4)

Represents amounts payable to the NEOs for service in 2011 in lieu of amounts that would have been contributed by the Company to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009. These amounts were paid to each NEO in a lump sum in the first quarter of 2012.

Grants of Plan-Based Awards in 2011

The following table provides information for each of the named executive officers regarding the range of awards potentially available for service in 2011 under our Executive Short-Term Bonus Plan and equity awards granted in 2011.

	2011 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Closing Stock Price at Date of Grant	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum
Richard D. Fain	2011	—	$1,900,000	$5,700,000	—	—	—	—	—
	2/8/11	—	—	—	52,783	—	—	—	$2,437,519
	2/8/11	—	—	—	—	37,513	$46.18	$46.48	$812,509
Brian J. Rice	2011	—	$600,000	$1,600,000	—	—	—	—	—
	2/8/11	—	—	—	15,835	—	—	—	$731,260
	2/8/11	—	—	—	—	11,254	$46.18	$46.48	$243,755
Adam M. Goldstein	2011	—	$975,000	$2,600,000	—	—	—	—	—
	2/8/11	—	—	—	23,549	—	—	—	$1,087,493
	2/8/11	—	—	—	—	16,736	$46.18	$46.48	$362,492
Daniel J. Hanrahan	2011	—	$800,000	$2,133,333	—	—	—	—	—
	2/8/11	—	—	—	16,241	—	—	—	$750,009
	2/8/11	—	—	—	—	11,542	$46.18	$46.48	$249,993
Harri U. Kulovaara	2011	—	$325,000	$866,667	—	—	—	—	—
	2/8/11	—	—	—	4,872	—	—	—	$224,989
	2/8/11	—	—	—	—	10,388	$46.18	$46.48	$224,998

(1)	These values represent the target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)	The stock option exercise price is the average of the high and low stock price on the NYSE on the date of grant.

(3)

The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2011, regarding assumptions underlying the valuation of these awards.

Employment Agreements

We have an employment agreement with Mr. Fain dated as of July 25, 2007 and amended as of December 19, 2008. We also have employment agreements with Messrs. Rice, Goldstein, and Kulovaara dated as of July 25, 2007. Our subsidiary, Celebrity Cruises Inc., has an employment agreement with Mr. Hanrahan dated as of July 25, 2007. These agreements are intended to enhance the retention and motivation of these key employees, ensure compliance with Section 409A of the U.S. Internal Revenue Code and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs, except that Mr. Hanrahan’s employment agreement differs from that of the other NEOs by establishing Celebrity Cruises rather than Royal Caribbean Cruises Ltd. as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly distributions to Mr. Fain in the amount of 10,086 shares of common stock per quarter in satisfaction of his 1994 grant until the earlier of the termination of Mr. Fain’s employment or June 2014.

Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

Each NEO’s employment can be terminated by us or by them at any time. If we terminate a NEO’s employment without “cause” or if the NEO resigns for “good reason” (as both terms are defined in the employment agreement), he is entitled to (i) continued receipt of his then current base salary for the two year period commencing on the date of termination, (ii) receipt of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he commences employment with a new employer, whichever occurs first and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his base salary as of the date of termination. All of these payments are conditioned on the NEO completing a general release of claims for the benefit of the Company.

If the NEO’s employment is terminated as a result of the NEO’s death or disability, he, or his legal representative, is entitled to, within 60 days of the NEO’s death or disability (i) payment in a lump sum of compensation equal to two times his base salary in effect at the time of termination of employment; (ii) payment of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan, and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company’s employee benefit plans then in effect. If the NEO’s employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading “Payment Upon Termination of Employment.”

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent to other terminations, the NEOs agree not to disclose or use any confidential information.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and RSUs by the named executive officers at December 31, 2011.

	Outstanding Equity Awards at 2011 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Yet Vested(1)
Richard D. Fain	23,566	—		$40.06	3/17/14
	14,606	—		$47.93	2/10/15
	28,269	—		$44.41	2/6/16
	52,247	—		$45.30	2/1/17
	61,191	20,396	(2)	$38.31	2/11/18
	102,286	102,286	(3)	$7.27	2/10/19
	17,507	52,519	(4)	$25.16	2/8/20
	—	37,513	(5)	$46.18	2/8/21
						389,925	(6)	$9,658,442
Brian J. Rice	7,303	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	13,299	—		$45.30	2/1/17
	—	5,648	(2)	$38.31	2/11/18
	—	32,168	(3)	$7.27	2/10/19
	—	15,351	(4)	$25.16	2/8/20
	—	11,254	(5)	$46.18	2/8/21
						87,934	(7)	$2,178,125
Adam M. Goldstein	7,855	—		$40.06	3/17/14
	4,869	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	18,999	—		$45.30	2/1/17
	23,535	7,845	(2)	$38.31	2/11/18
	—	44,678	(3)	$7.27	2/10/19
	2,980	21,816	(4)	$25.16	2/8/20
	—	16,736	(5)	$46.18	2/8/21
						124,369	(8)	$3,080,620
Daniel J. Hanrahan	10,801	—		$40.06	3/17/14
	6,694	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	14,249	—		$45.30	2/1/17
	17,886	5,962	(2)	$38.31	2/11/18
	—	33,955	(3)	$7.27	2/10/19
	5,387	16,159	(4)	$25.16	2/8/20
	—	11,542	(5)	$46.18	2/8/21
						92,283	(9)	$2,285,850
Harri U. Kulovaara	9,819	—		$40.06	3/17/14
	6,086	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	15,199	—		$45.30	2/1/17
	16,945	5,648	(2)	$38.31	2/11/18
	16,084	32,168	(3)	$7.27	2/10/19
	4,848	14,544	(4)	$25.16	2/8/20
	—	10,388	(5)	$46.18	2/8/21
						28,531	(10)	$706,713

(1)

The market value of unvested stock awards is calculated as of December 31, 2011, as the number of shares underlying outstanding unvested restricted stock units multiplied by the year end closing stock price of $24.77.

(2)	Unvested portion of option vests in one remaining installment on February 11, 2012.

(3)	Unvested portion of option vests in two remaining equal installments on February 10, 2012 and February 10, 2013.

(4)	Unvested portion of option vests in three equal installments on February 8, 2012, February 8, 2013 and February 8, 2014.

(5)	Option vests in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015.

(6)

Includes (i) 15,908 restricted stock units scheduled to vest in one remaining installment on February 11, 2012, (ii) 147,714 restricted stock units scheduled to vest in two remaining equal installments on February 10, 2012 and February 10, 2013, (iii) 72,660 restricted stock units scheduled to vest in three remaining equal installments on February 8, 2012, February 8, 2013 and February 8, 2014, (iv) 52,783 restricted stock units scheduled to vest in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015 and (v) 100,860 shares issuable in quarterly installments of 10,086 shares between January 1, 2012 and June 30, 2014 in accordance with the terms of Mr. Fain’s employment agreement.

(7)

Includes (i) 4,405 restricted stock units scheduled to vest in one remaining installment on February 11, 2012, (ii) 46,455 restricted stock units scheduled to vest in two remaining equal installments on February 10, 2012 and February 10, 2013, (iii) 21,239 restricted stock units scheduled to vest in three remaining equal installments on February 8, 2012, February 8, 2013 and February 8, 2014 and (iv) 15,835 restricted stock units scheduled to vest in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015.

(8)

Includes (i) 6,118 restricted stock units scheduled to vest in one remaining installment on February 11, 2012, (ii) 64,521 restricted stock units scheduled to vest in two remaining equal installments on February 10, 2012 and February 10, 2013, (iii) 30,181 restricted stock units scheduled to vest in three remaining equal installments on February 8, 2012, February 8, 2013 and February 8, 2014 and (iv) 23,549 restricted stock units scheduled to vest in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015.

(9)

Includes (i) 4,650 restricted stock units scheduled to vest in one remaining installment on February 11, 2012, (ii) 49,036 restricted stock units scheduled to vest in two remaining equal installments on February 10, 2012 and February 10, 2013, (iii) 22,356 restricted stock units scheduled to vest in three remaining equal installments on February 8, 2012, February 8, 2013 and February 8, 2014 and (iv) 16,241 restricted stock units scheduled to vest in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015.

(10)

Includes (i) 1,468 restricted stock units scheduled to vest in one remaining installment on February 11, 2012, (ii) 15,484 restricted stock units scheduled to vest in two remaining equal installments on February 10, 2012 and February 10, 2013, (iii) 6,707 restricted stock units scheduled to vest in three remaining equal installments on February 8, 2012, February 8, 2013 and February 8, 2014 and (iv) 4,872 restricted stock units scheduled to vest in four equal installments on February 8, 2012, February 8, 2013, February 8, 2014 and February 8, 2015.

Option Exercises and Stock Vested in 2011

The following table provides information for the named executive officers on stock option exercises and RSU vestings during 2011, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Exercises and Stock Vested in 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Richard D. Fain	3,000	$109,995	165,712	(1)	$7,100,769
Brian J. Rice	49,930	$971,258	37,610		$1,749,629
Adam M. Goldstein	26,631	$990,357	52,580		$2,445,852
Daniel J. Hanrahan	16,978	$672,171	39,725		$1,847,983
Harri U. Kulovaara	n/a	n/a	12,550		$583,741

(1)	This includes 40,344 shares that were issued in 2011 to Mr. Fain in accordance with his employment agreement as described herein.

2011 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans

Name	Plan Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Richard D. Fain	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$(6,981)	—	$339,155
Brian J. Rice	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—	—	—
Adam M. Goldstein	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—	—	—
Daniel J. Hanrahan	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—	—	—
Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$(5,164)	—	$250,880
	Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan	—	—	$(5,696)	—	$161,237

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).    The SERP was originally established as a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. et al. Retirement Plan, our qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). This “Top Hat” plan was designed to provide the participants with the benefits lost under the Retirement Plan because of the application of Section 401(a)(17) of the Internal Revenue Code, using the same contribution percentage and vesting service as under the Retirement Plan. For 2011, based upon his years of service to the Company and but for the Section 401(a)(17) limitations, each NEO would have been entitled to a company contribution to the Retirement Plan in an amount equal to 10% of his base salary. Accordingly, as originally designed, the Company contribution to the SERP for each NEO during 2011 would have equaled the difference between 10% of his 2011 base salary and $24,500, which is 10% of the maximum compensation limit under the Retirement Plan for 2011. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, payment of amounts that would have been contributed to the SERP for each executive for services in a given year are made directly to the participant in the first quarter of the following year. These payments to the NEOs for 2011 are disclosed in the “2011 All Other Compensation Table.” The amounts reflected in the “2011 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the SERP reflect amounts accrued prior to January 1, 2009 but not yet distributed. These amounts must be distributed to participants, based upon their previously made election, on or before December 31, 2017.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan (the “NDCP”).    The NDCP is a nonqualified voluntary deferred compensation plan that originally allowed for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants had the option to defer a portion of their performance based annual incentive award provided the deferral was made in advance in accordance with IRS requirements. If the Company became insolvent, the assets in the NDCP would be held for the benefit of the Company’s general creditors. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the NDCP was amended to prohibit participants from deferring compensation under such plan and to provide that all amounts deferred under the plan prior to January 1, 2009 be distributed to the participants on or before December 31, 2017. The amounts reflected in the “2011 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the NDCP reflect amounts accrued prior to January 1, 2009 but not yet distributed.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the named executive officers would be entitled upon termination of their employment in accordance with their employment agreements and our equity plans and agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2011. The table does not include amounts a named executive officer would be entitled to without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2011 Fiscal Year End” and “2011 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for more information. In most cases, the named executive officers’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading “Employment Agreements.” In addition, the treatment of outstanding equity awards, which are unvested as the time of termination, are treated in accordance with the agreement and plan applicable for the particular award, as described below. We do not provide any cash payments in the event of a change in control absent an employment termination nor do we, increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change in control.

	2011 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$3,800,000	$3,800,000	—	$3,800,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$1,790,516	—	—	$1,790,516	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$7,160,140	—	—	$7,160,140	—
	Medical and Dental Benefits Continuation	—	—	$21,002	—	$21,002	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$14,750,656	$5,846,002	$0	$14,796,658	$0

Brian J. Rice	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$563,101	—	—	$563,101	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$2,178,125	—	—	$2,178,125	—
	Medical and Dental Benefits Continuation	—	—	$27,861	—	$27,861	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$5,141,226	$2,452,861	$0	$5,194,087	$0

Adam M. Goldstein	Severance Payment	—	$1,500,000	$1,500,000	—	$1,500,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,950,000	$1,950,000	—	$1,950,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$782,088	—	—	$782,088	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$3,080,620	—	—	$3,080,620	—
	Medical and Dental Benefits Continuation	—	—	$27,861	—	$27,861	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$7,312,708	$3,502,861	$0	$7,365,569	$0

	2011 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Daniel J. Hanrahan	Severance Payment	—	$1,280,000	$1,280,000	—	$1,280,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,600,000	$1,600,000	—	$1,600,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$594,382	—	—	$594,382	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$2,285,850	—	—	$2,285,850	—
	Medical and Dental Benefits Continuation	—	—	$27,861	—	$27,861	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$5,760,232	$2,932,861	$0	$5,813,093	$0

Harri U. Kulovaara	Severance Payment	—	$1,000,000	$1,000,000	—	$1,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$650,000	$650,000	—	$650,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$563,101	—	—	$563,101	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$706,713	—	—	$706,713	—
	Medical and Dental Benefits Continuation	—	—	$20,264	—	$20,264	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$2,919,814	$1,695,264	$0	$2,965,078	$0

With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options and restricted stock units will vest and be exercisable, or settled, as applicable, in the event of the executive’s death or disability, as well as in the event of termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within 18 months of a “change in control” (as such terms are defined in the applicable equity incentive plan).

Compensation Risk

In order to assess the risk inherent in the design of our compensation plans, policies and programs, management undertook a comprehensive inventory of all plans and programs in 2011. In accordance with screening methodology previously provided by the Consultant to management at the request of the Compensation Committee, management reviewed each plan and program for risk features. Management presented the findings to the Compensation Committee. Based on this review, management and the Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2011 Annual Meeting, over two-thirds of the votes were cast in favor of a triennial say-on-pay shareholder vote. Notwithstanding this, the Compensation Committee has determined to adopt an annual vote going forward as it believes that this is in accord with best market practices and, more importantly, will allow our shareholders to provide valuable and welcomed input on our compensation philosophy, policies and practices.

As described in detail under the heading “Compensation Discussion and Analysis,” we adhere to a pay-for-performance philosophy and, to this end, our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, recruit, retain and motivate an elite management team and reward our named executive officers for their contribution to the achievement of short-term and long-term strategic and operational goals. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATMENT.

PROPOSAL 3 — RATIFICATION OF PRINCIPAL INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP has served us in this capacity for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2012 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010 were:

	2011	2010
Audit fees	$2,308,635	$2,161,688
Audit-related fees	145,120	92,684
Tax fees	125,406	80,631
All other fees	25,625	118,568

Total	$2,604,786	$2,453,571

Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2011 or 2010 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

The audit fees for the fiscal years ended December 31, 2011 and 2010 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents, and review of documents filed with the SEC. The audit fees for the fiscal year ended December 31, 2010 reflect an adjustment of $61,692 of additional audit fees that were paid in 2011.

The audit-related fees for the fiscal years ended December 31, 2011 and 2010 were primarily for the audits of employee benefit plans and other attest services.

Tax fees for the fiscal year ended December 31, 2011 and 2010 were for services performed in connection with international tax compliance and transfer pricing services.

All other fees for the fiscal year ended December 31, 2011 and 2010 were for other advisory services and subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2012 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s principal independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and principal independent auditor.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the principal independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the principal independent auditor’s communications with the audit committee concerning independence, and has discussed with the principal independent auditor their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William L. Kimsey, Chairman

Morten Arntzen

Gert W. Munthe

Bernt Reitan

PROPOSAL 4 — SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

Whereas, Royal Caribbean Cruises Ltd. participates in the political process to help shape public policy and legislation that has a direct impact on the Company.

Whereas, proponents believe Royal Caribbean Cruises Ltd. should establish policies that minimize risk to the firm’s reputation and brand through possible future missteps in corporate electioneering.

Resolved, that the shareholders of Royal Caribbean Cruises Ltd. hereby request the Company in compliance with applicable law take the following actions:

1.	Adoption and disclosure of policies, procedures, and corporate governance structures for political contributions and expenditures both direct and indirect made with corporate funds.

2.

Provide on an annual basis either online on the corporate website or in the annual report a list of specific electioneering expenditures made in the prior fiscal year. This list should include all corporate support for political activities (candidates, campaigns, causes, ballot measures, and the like) through either in-kind or monetary expenditure. For the US environment this should include direct donation as well as donation via vehicles such as political action committees, trade associations, social welfare group, or 527 committees.

Shareholder Supporting Statement

How can corporate secretaries, boards and companies’ best handle the lightning-rod issue of political contributions?

The United States Supreme Court’s Citizen’s United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Unfortunately relying on publicly available date does not provide a complete picture of the Company’s political expenditures. For example, at present the Company does not disclose in the annual report the names of the political action committees, trade associations, etc. that it contributes to. In many cases even management does not know how trade associations use the Company’s money. Full transparency is the only way to minimize any possible risk to the Company’s reputation.

The Company’s Board and its shareholders need complete disclosure to be able to evaluate the political use of corporate assets. Thus, we urge our fellow shareholders to support this critical governance reform and vote in favor of this proposal.

Board of Directors’ Response

The Board of Directors has considered the shareholder proposal and believes that the adoption of the shareholder proposal is unnecessary, overly broad and contrary to the best interests of the Company and its shareholders.

Background Participation in Political Process

We seek to be an effective participant in the political process by engaging in government relations programs to educate and inform public officials about our position on issues significant to our business. We are subject to extensive regulation at the international, federal and state levels and are involved in a number of legislative initiatives covering a wide spectrum of policy areas that can have an immediate and significant effect on our business. We promote legislative and regulatory actions that further our business objectives and seek to protect the Company from unreasonable, unnecessary or burdensome legislative or regulatory actions at all levels of government. As required by law, we submit quarterly reports to Congress detailing our federal lobbying activities. All such reports are available to the public.

Making of Political Contributions

While we believe that prudent political contributions can represent an important component of any governmental relations program, we are cognizant that the making of corporate political contributions is subject to significant regulation and public disclosure requirements at the international, federal, state and local levels. As an example:

•	US federal law bans corporate contributions of funds to federal candidates and, accordingly, we do not make any such contributions.

•	Certain states ban corporate contributions of funds to state candidates and, accordingly, we do not make any such contributions in these states.

•

Other states which do not ban corporate political contributions to candidates or political parties require that such contributions be disclosed either by the recipient or by the donor and accordingly, any information regarding the corporate contributions made by us to state candidates or political parties is publicly available.

•

US federal law requires any employee or outside individual identified in our quarterly federal lobbying reports as engaging in federal lobbying activities to file individual semi-annual reports of his or her political contributions.

We are fully committed to complying with all requirements of applicable law and have adopted a Political Contributions Policy pursuant to which our Executive Committee, comprised of members of our senior management, must approve any corporate political contribution. This policy is available in the corporate governance section on our website at www.rclinvestor.com.

Rationale for Recommending Against Shareholder Proposal

With respect to the first part of the proposal, the Company already has a policy on political contributions which we believe is appropriate to control such contributions and to ensure proper disclosure.

With respect to the second part of the proposal, we have concluded that sufficient disclosure already exists regarding our political contributions to address the concerns cited in the proposal as the basis for the requirement. Moreover, the proposal would impose far-reaching disclosure requirements that could place us at a competitive disadvantage by revealing our strategies and priorities. Because parties with interests adverse to the Company also participate in the political process to support their own business advantage, any unilateral expanded disclosure by us could benefit those other parties while harming our interests and the interests of our shareholders. We believe that reporting requirements that go beyond those already required should be applicable to all participants in the process, not just the Company alone. We support reciprocal, balanced disclosure; not the kind of unilateral, unbalanced disclosure requested by this proposal.

In short, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. If adopted, the proposal would cause us to incur undue cost and administrative burden, as well as competitive harm, without commensurate benefit to our shareholders.

Accordingly, we recommend that you vote against this proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 18, 2012 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next Annual Meeting, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 31, 2013.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of approximately $9,500, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1)	You have the same address as other security holders registered on our books;

(2)	You have the same last name as the other security holders; and

(3)	Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

ROYAL CARIBBEAN CRUISES LTD. 1050 CARIBBEAN WAY MIAMI, FL 33132-2096 ATTN: INVESTOR RELATIONS

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45606-P23172 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROYAL CARIBBEAN CRUISES LTD.

The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors		For	Against	Abstain

1a.	Morten Arntzen	☐	☐	☐

1b.	Bernard W. Aronson	☐	☐	☐

1c.	Richard D. Fain	☐	☐	☐

1d.	Ann S. Moore	☐	☐	☐

					For	Against	Abstain

2. Advisory approval of the Company’s compensation of its named executive officers.					☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.					☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4. The shareholder proposal set forth in the accompanying proxy statement.					☐	☐	☐

NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” THE SHAREHOLDER PROPOSAL.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M45607-P23172

ROYAL CARIBBEAN CRUISES LTD.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD MAY 31, 2012

The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents, with full power of substitution, to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida on Thursday, May 31, 2012 at 9:00 A.M., EDT, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 17, 2012 and Annual Report to Shareholders for 2011.

Continued and to be signed on reverse side